Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128362, No. 333-68785, No. 333-89595 and No. 333-85609) of Westwood One, Inc. of our report dated March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to (i) the disclosures under the heading “Basis of Presentation, Going Concern and Management Plans Update” in Note 1 and (ii) discussion of the April 23, 2009 refinancing and recapitalization transaction in Note 6 and Note 20, as to which the date is June 22, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
June 22, 2009